Exhibit 99.1

 Point Therapeutics' Diabetes Program Presented at American Diabetes
             Association 66th Annual Scientific Sessions;
             Chronic Administration of PT-630 Results in
      Triglyceride Reduction and other Anti-Diabetes Activities

    BOSTON--(BUSINESS WIRE)--June 12, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) presented a preclinical poster on the Company's lead diabetes compound, PT-630, at the American Diabetes Association 66th Annual Scientific Sessions on Sunday, June 11, 2006. PT-630 is an inhibitor of DPP-4, which is a widely recognized target for the treatment of diabetes.
    During this presentation, the Company presented the structure of PT-630 for the first time. In addition, the Company presented head to head preclinical data that differentiated PT-630 from both a cyanopyrrolidine (CP) DPP-4 inhibitor and from metformin in studies in Zucker Diabetic Fatty (ZDF) rats.
    In single dose acute studies of PT-630 and the CP-inhibitor, PT-630 increased insulin secretion, reduced glucose excursion and increased GLP-1 levels at similar levels to the CP-inhibitor in animals. However, even with a single dose administration, PT-630 demonstrated longer term benefits in both elevation of GLP-1 levels {24 and 48 oral glucose tolerance test (OGTT)} and lowering of plasma glucose (4 hours post OGTT) at later times than the CP-inhibitor.
    In a chronic dosing study of PT-630, the CP-inhibitor and metformin, PT-630 is differentiated from both the CP-inhibitor and metformin in animals. After 44 days of daily dosing, PT-630 was more effective than the other two study compounds in improving parameters associated with the progression of type 2 diabetes. Specifically, there were improvements in whole body sensitivity to insulin, a 50% reduction in fasting plasma triglycerides and glucose levels and a 1.7% reduction (a 26.4% reduction compared to the controlled treated group) in HbA1c. There were no such reductions in triglycerides and glucose levels with metformin and the CP-inhibitor, and HbA1c was only reduced by 0.9% and 0.5%, respectively, with metformin and the CP-inhibitor. All of the above suggests the ability of PT-630 to achieve glucose control in type 2 diabetes over the long-term.
    "The fact that in preclinical studies, PT-630, even with a single-dose administration, demonstrates longer term benefits in both elevation of GLP-1 levels and lowering of plasma glucose at later times than the CP-inhibitor suggest that PT-630 is a longer lasting inhibitor of DPP-4 than the CP-inhibitor," said Nazneen Aziz, Vice President of External Research at Point Therapeutics. "The cumulative benefit of PT-630 in chronic dosing preclinical studies is also promising because it suggests that PT-630 may have more comprehensive anti-diabetes activity than both of the other compounds evaluated when metabolic parameters associated with long-term progression of the disease are measured."

    About PT-630:

    PT-630, Point Therapeutics' lead diabetes compound, is an inhibitor of DPP-4, which is a widely recognized target in the treatment of diabetes. DPP-4 degrades the active form of GLP-1, an intestinal peptide hormone responsible for regulating blood glucose levels. When DPP-4 is inhibited, it leads to an elevation in the circulating pool of active GLP-1, thereby greatly improving the control of blood glucose levels in type 2 diabetes. Active GLP-1 is also thought to have beneficial effects on pancreatic beta cell mass.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedules to," "projects," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended March 31, 2006 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications